SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported) September 8, 2006

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(317) 574-6200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 —	Entry into a Material Definitive Agreement.
     See Item 2.03 below.

Item 2.03 —	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
     On September 8, 2006, Standard Management Corporation (the “Company”) issued four Callable Secured Convertible Notes (the “Notes”) totaling $700,000 due on or before September 8, 2009. The Notes are part of a facility in the total sum of $2,000,000 which may be drawn upon in three transactions if we satisfy certain registration obligations with respect to the common stock underlying the Notes. The Notes were issued pursuant to a Securities Purchase Agreement entered into on that date by the Company and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC (collectively, the “Buyers”). A summary of the material terms of the Securities Purchase Agreement, the Notes, the warrants attached to the Notes (the “Warrants”), the Security Agreement and the Registration Rights Agreement between the Company and the Buyers follows.
     Maturity of the Notes. The Notes mature on September 8, 2009.
     Interest Rate on the Notes. The Notes bear interest at 6% per annum prior to maturity and 15% per annum after the maturity date and until paid in full. Interest is payable quarterly in arrears. No interest shall be due and payable for any month in which the intraday trading price for the Company’s common stock is greater than $0.25 for each trading day of the month.
     Security for the Notes. The Notes and all of the obligations of the Company under the Notes are secured by a Security Agreement encumbering certain personal property of the Company as described therein in favor of the Buyers.
     Optional Redemption by the Company. Subject to certain conditions set forth in the Notes, the Company may redeem the Notes at any time (i) for 120% of the outstanding principal amount on or before October 7, 2006; (ii) for 125% of the outstanding principal amount for the period between October 8, 2006 and November 6, 2006; and (iii) for 130% of the outstanding principal amount for any period thereafter until the date of maturity.
     Acceleration of the Notes. The Buyers of the Notes may accelerate all of the obligations of the Company under the Notes if an “Event of Default” occurs and is continuing. “Events of Default” under the Notes include (i) failure to pay any installments of interest on the Note when due and if the failure continues for three business days after the payment is due, (ii) breach of certain covenants by the Company (iii) failure to timely file the resale registration statement, (iv) bankruptcy of the Company, or (v) certain other customary events of default.
     Conversion of the Notes. The Buyers of the Notes may at any time convert the outstanding principal due under the Notes to shares of the Company’s common stock at a conversion price equal to 50% of the average of the lowest three trading prices of the Company’s common stock during the twenty trading days prior to the notice of conversion by the Buyers. The conversion price may be increased to 60% upon the occurrence of certain events relating to the registration of the underlying common stock for public resale. The conversion price is subject to customary adjustments to avoid dilution, and to reduction in the event the Company sells equity securities to other parties (with certain exceptions) at a price lower than the conversion price.
     Warrant. In connection with issuance of the Notes, the Company has issued to the Buyers Warrants to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.60 per share. The term of the Warrant is seven years. The exercise price is subject to customary adjustments to prevent dilution
     Limitation on the Conversion of the Notes and Exercise of the Warrants. The conversion of the Notes and the exercise of the Warrants are limited as follows:
•	The Notes may not be converted and the Warrants may not be exercised if, as a result of the conversion or exercise, any Buyer would own more than 4.99% of the shares of the Company’s common stock outstanding at that time; and

•	The Notes may not be converted and the Warrants may not be exercised if, as a result of the conversion or exercise, the Buyers would own more than 19.99% of the shares of the Company’s common stock outstanding at that time.
     Fees. The Company has paid $30,000 to National Investment Resources, LLC and has reimbursed Buyers for its reasonable expenses, including legal fees.
     Registration Rights. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission within 60 days of the closing to register a number of shares equal to the common stock that could be issued on full conversion of the Notes and all of the shares of common stock that could be issued upon exercise of the Warrants. The Company has agreed to use its reasonable efforts to have the registration statement declared effective within 135 days of the date of such filing.
     Use of Proceeds. The Company intends to use the proceeds from the issuance of the Notes for general corporate purposes.
     The issuance and sale of the Notes described above were made in reliance on the exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The Notes were acquired by accredited investors for investment purposes with no view toward the distribution thereof.
     The above description is only a summary of the material terms of the Notes and related agreements. The Company intends to file the Notes and related documents as an exhibit with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Item 3.02 —	Unregistered Sales of Equity Securities.
     See Item 2.03 above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Ronald D. Hunter
	Name:	Ronald D. Hunter
	Title:	Chairman, President and CEO

Dated: September 14, 2006

4